FOR IMMEDIATE RELEASE

Contacts
Rob Collins	Investor Relations
Voice Mobility International Inc.	North America: 1.888.370.8751
604.482.0000	investors@voicemobility.com

Voice Mobility Closes Agreement with Debt Holders to Exchange Debt for Equity

VANCOUVER, BC, CANADA – July 3, 2009 – Voice Mobility International, Inc. (TSX: VMY, OTCBB: VMII and FWB: VMY), a Vancouver-based developer and provider of carrier and enterprise messaging solutions, is pleased to announce that, as of June 30, 2009, it closed the exchange transaction originally announced on April 17, 2009.

On June 30, 2009, we issued 19,250,280 convertible preferred shares to seven persons in exchange for the elimination of an aggregate amount of CAN$6.7 million in outstanding promissory notes. The convertible preferred shares were issued at a rate of CAN$0.35 per preferred share and are convertible into common shares on a one for one basis.

At our annual and special meeting held on June 11, 2009, disinterested shareholders approved the exchange transaction and shareholders approved the alteration of our company’s articles to increase the number of authorized preferred shares that may be issued by the directors in their discretion. As a result, we have filed the necessary documents with the Secretary of State of Nevada creating the new series of preferred shares which are convertible into common shares on a one for one basis, retractable by the holder following the ten year anniversary from the date of grant at CAN$0.35 per share and redeemable by the company at any time upon 30 days notice at CAN$0.35 per share.

The securities issued on the closing of the exchange agreement to the former holders of the promissory notes were not registered under the Securities Act of 1933 as amended (the “Act”), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

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